Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lori Fisher (314-694-8535)
Investors: Scarlett Lee Foster (314-694-8148)
Investors: Matthew Harbaugh (314-694-7867)

MONSANTO COMPANY REPORTS SECOND-QUARTER 2003 RESULTS

St. Louis — July 31, 2003

	Second	Second		Six	Six
Financial Summary	Quarter	Quarter		Months	Months
($ in millions, except per share)	2003	2002	%chg	2003	2002	% chg

Net Sales	$1,682	$1,553	8%	$2,829	$2,774	2%
Net Income (Loss)	$295	$147	101%	$355	$(1,589)	NM
Diluted Earnings (Loss) per Share	$1.12	$0.56	100%	$1.35	$(6.02)	NM

NM = Not Meaningful

•	Quarterly sales improved by 8 percent over 2002 second-quarter sales, primarily because of increased corn seed sales and higher trait revenues for soybeans, corn, cotton and canola.

•	Net income for the quarter was $295 million versus $147 million in the second quarter of 2002, which included several factors that affected comparability.

•	U.S. acreage for Monsanto’s biotech traits in 2003 estimated to increase 8 percent to 104.8 million acres.

Comment from Monsanto President and Chief Executive Officer Hugh Grant:

“Our results in the second quarter were anchored by strong and steady growth in our seeds and biotechnology traits businesses. We also continued to effectively manage our Roundup herbicide franchise in a post-patent environment.”

Second-Quarter and First-Half 2003 Performance Summary:

Net sales increased 8 percent to $1.7 billion in the second quarter primarily because of higher Latin American and U.S. corn seed sales and higher trait revenues for corn, cotton, soybeans and canola in North America. These improvements were somewhat offset by lower sales of Roundup and selective herbicides in the United States.

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For the first half, net sales were $2.8 billion, a 2 percent improvement compared with net sales in the same period last year. Improved performance of our corn seed business in Latin America, higher sales of corn seed in the United States, and higher revenues for technology traits were largely offset by lower U.S. sales of Roundup and selective herbicides.

Net income and earnings per share: On a reported basis, second-quarter 2003 net income was $295 million, or $1.12 cents per share, compared with last year’s second-quarter net income of $147 million, or $0.56 per share.

The company’s first-half 2003 net income of $355 million, or $1.35 per share, included a 5 cent-per share charge associated with an accounting change related to asset retirement obligations that was taken in the first quarter. For the first half of 2002, Monsanto reported a net loss of $1.6 billion, or a loss of $6.02 per share. Several factors during the first half of 2002 affected comparability, including a charge for goodwill impairment ($6.90 per share), establishment of an Argentine bad-debt reserve (38 cents per share), restructuring charges (16 cents per share), and an 8 cent-per share gain from an asset sale in Japan.

Operating costs: The company continued efforts to manage its costs in the quarter, with research-and-development (R&D) expenses declining by 9 percent, and the benefits of lower operational selling, general and administrative (SG&A) expenses being more than offset by accruals for potential incentive payments to employees.

Through the first half of the year, R&D expenses declined by 6 percent and the benefits of lower operational SG&A expenses were somewhat offset by accruals for potential incentive payments to employees, resulting in SG&A expenses $18 million higher than SG&A costs in the same period last year.

Cash flow: Year-to-date net cash required by operations was $138 million in 2003, compared with $347 million through the first six months of 2002. Net cash required by investing activities was $85 million through the first half of 2003, and $84 million for the same period last year. Thus, year-to-date free cash flow improved by $208 million, from a negative $431 million in the first half of 2002 to a negative $223 million in this year’s first half. (For reconciliation, see note 6.)

Seeds and Genomics Segment Detail

	Second	Second		Six	Six
Product sales	Quarter	Quarter		Months	Months
($ in millions)	2003	2002	% change	2003	2002	% change

TOTAL seeds and genomics	$488	$214	128%	$1,038	$799	30%

The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

Second-quarter net sales of $488 million for the Seeds and Genomics segment more than doubled compared with sales recorded in last year’s second quarter. This improvement

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was driven by the actions taken last year in Latin America by Monsanto management as well as improved economic conditions there. Corn seed sales were up for the quarter and the first half. Branded soybean seed sales were higher for the quarter; and as expected, were modestly lower for the first half of 2003. Revenues were up for Monsanto’s soybean, corn, cotton and canola traits in the quarter-to-quarter comparison. For the six-month calendar year comparison, the improvement was driven primarily by higher revenues for the company’s cotton and canola traits.

For the full 2003 crop year, Monsanto estimates that its insect-protected and Roundup Ready technology traits were planted on approximately 104.8 million acres in the United States. This represents an increase of 8 percent compared with 97.3 million U.S. acres planted with Monsanto’s traits the previous crop year.

EBIT (net income before cumulative effect of accounting change, interest, and income taxes) for the Seeds and Genomics segment improved by $255 million in the second quarter, to a positive $59 million this year, from a loss of $196 million in the second quarter of 2002. EBIT also improved for the first six-month period, to a positive $154 million this year, from a loss of $80 million in 2002. The major factors for the improvement in both periods were higher overall sales of seeds and traits, and lower corn seed returns in Latin America. (For reconciliation, see note 5.)

Agricultural Productivity Segment Detail

	Second	Second		Six	Six	Six
Product sales	Quarter	Quarter		Months	Months	Months
($ in millions)	2003	2002	% Change	2003	2002	% Change

Roundup and other glyphosate-based agricultural
herbicides	$739	$844	(12)%	$1,060	$1,205	(12)%
All other agricultural productivity products	$455	$495	(8)%	$731	$770	(5)%
TOTAL agricultural productivity	$1,194	$1,339	(11)%	$1,791	$1,975	(9)%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment declined by $145 million in the quarter-to-quarter comparison and $184 million in the first-half comparison, primarily as a result of lower sales of branded Roundup and selective herbicides.

EBIT (net income before cumulative effect of accounting change, interest, and income taxes) declined by 7 percent to $395 million for the second quarter of 2003, from $426 million in the same period last year. For the first half, EBIT for this segment is down 7 percent, to $424 million. The EBIT decline is driven primarily by lower volumes of branded Roundup and a shift to lower-priced brands of Roundup, as expected in the post-patent U.S. market. (For reconciliation, see note 5.)

Other Items of Note:

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On July 31, Monsanto announced a share repurchase program authorizing the purchase of up to $500 million of the company’s shares of common stock over a three-year period.

In its second-quarter financial release on July 29, Solutia Inc. announced reduced earnings and cash flow. Solutia also said that it is considering all available alternatives to address liabilities it assumed from Pharmacia Corporation (now a subsidiary of Pfizer Inc.) in its 1997 spinoff. As Monsanto has previously disclosed, it has agreed to indemnify Pharmacia for certain obligations if Solutia is unable to pay, perform or discharge those liabilities. Obviously, these disclosures by Solutia suggest an increased level of potential risk for Monsanto.

On July 23, the company announced a fiscal year-end change to August 31 from December 31 to align its business cycle more closely with those of its customers, thereby improving the clarity of Monsanto’s business cycle to investors.

On June 27, Monsanto requested permission to file a counterclaim in the lawsuit brought by Delta and Pine Land Company against Monsanto relating to the failed merger. Monsanto’s counterclaim would seek substantial damages and recoupment of the $83 million breakup fee previously paid to Delta and Pine Land. In addition, Delta and Pine Land has requested that this trial, originally scheduled for January 2004, be postponed until July 2004. There has been no ruling on either request by the court.

As noted in the Seeds and Genomics segment discussion, Monsanto’s preliminary data for the 2003 crop year indicates an 8 percent increase in the number of U.S. acres planted with the company’s technology traits. The supplemental chart providing an estimate of this biotechnology acreage information can be found on Monsanto’s web site by selecting “1996 — 2003 Monsanto Biotechnology U.S. Trait Acreage” in the Financial Reports section under the investor information page.

Other supplemental data to this news release, including slides that accompany the company’s financial results conference call, can also be found in the Financial Reports section under the investor information page of the company’s web site at: www.monsanto.com.

Outlook Comment from President and Chief Executive Officer Hugh Grant:

“We’re pleased with our results through the first six months of 2003, and we’re looking forward to providing a complete crop year picture of our business as we switch to the new fiscal-year calendar. We’re now focused on the predominant Latin American planting season which begins as early as September, and we’re also making pricing decisions in anticipation of the 2004 North American crop year.”

2003 Earnings and Free Cash Flow Outlook:

As noted above, Monsanto is changing its fiscal year-end to August 31. The company plans to provide earnings and free cash flow guidance for this new crop fiscal year in October. However, management also intends to report earnings and cash flow information for the current calendar year so that the company’s progress on meeting its original 2003 financial commitments can be tracked.

Monsanto management refined its current calendar full-year 2003 earnings per share (EPS) guidance to the higher side of its earlier range. The revised EPS range of $1.30 to $1.40 excludes the 5-cent cumulative effect of the new accounting standard (see note 2).

Management reiterated its expectation of generating free cash flow in the 2003 calendar year in the range of $350 million to $400 million. Management anticipates cash from

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operating activities will be in the range of $530 million to $560 million, and that cash used in investing activities will be in the range of $160 million to $180 million. For a reconciliation of projected free cash flow for 2003, see note 7.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup and Roundup Ready are trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn-and-garden products.

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

	Three Months	Three Months	Six Months	Six Months
Condensed Statement of	Ended	Ended	Ended	Ended
Consolidated Operations	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net Sales	$1,682	$1,553	$2,829	$2,774
Cost of Goods Sold	788	735	1,402	1,352

Gross Profit	894	818	1,427	1,422
Operating Expenses:
Selling, General and Administrative Expenses	276	237	550	532
Bad Debt Expense	13	164	15	167
Research and Development Expenses	125	137	241	256
Restructuring Charges — Net	(1)	57	(1)	57

Total Operating Expenses	413	595	805	1,012
Income from Operations	481	223	622	410
Interest Expense — Net	17	15	34	29
Other Expense (Income) — Net	27	(7)	44	36

Income Before Taxes and Cumulative Effect of Accounting Change	437	215	544	345
Income Tax Expense	142	68	177	112

Income Before Cumulative Effect of Accounting Change	295	147	367	233
Cumulative Effect of Change in Accounting Principle - Net of Taxes of $7 and $162 (2,3)	—	—	12	(1,822)

Net Income (Loss)	$295	$147	$355	$(1,589)

EBIT (1,5)	$454	$230	$578	$374

Basic Earnings (Loss) per Share
Income Before Cumulative Effect of Accounting Change	$1.13	$0.56	$1.40	$0.90
Cumulative Effect of Accounting Change — Net of Tax	—	—	(0.05)	(7.01)

Net Income (Loss)	$1.13	$0.56	$1.35	$(6.11)

Diluted Earnings (Loss) per Share
Income Before Cumulative Effect of Accounting Change	$1.12	$0.56	$1.40	$0.88
Cumulative Effect of Accounting Change — Net of Tax	—	—	(0.05)	(6.90)

Net Income (Loss)	$1.12	$0.56	$1.35	$(6.02)

Shares Outstanding:
Basic Shares	261.5	261.2	261.5	260.0
Diluted Shares	262.4	264.3	261.9	263.8

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	June 30, 2003	Dec. 31, 2002

Assets
Current Assets:
Cash and Cash Equivalents	$311	$428
Short-Term Investments	230	250
Trade Receivables — Net of Allowances of $247 in 2003 and 2002	2,709	1,752
Inventories	1,247	1,272
Other Current Assets	704	722

Total Current Assets	5,201	4,424

Property, Plant and Equipment — Net	2,322	2,339
Goodwill — Net	780	757
Other Intangible Assets — Net	593	643
Other Assets	817	727

Total Assets	$9,713	$8,890

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$340	$393
Accounts Payable	312	275
Accrued Liabilities	1,249	1,142

Total Current Liabilities	1,901	1,810

Long-Term Debt	1,103	851
Postretirement and Other Liabilities	1,069	1,049
Shareowners’ Equity	5,640	5,180

Total Liabilities and Shareowners’ Equity	$9,713	$8,890

Debt to Capital Ratio:	20%	19%

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Six Months Ended	Six Months Ended
Statement of Consolidated Cash Flows	June 30, 2003	June 30, 2002

Operating Activities:
Net Income (Loss)	$355	$(1,589)
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of change in accounting principle	19	1,984
Depreciation and amortization expense	225	229
Bad-debt expense	15	167
Noncash restructuring	—	27
Deferred income taxes	(8)	(226)
Gain on disposal of investments and property — net	—	(52)
Equity affiliate expense — net	19	20
Other items that did not require cash	18	17
Changes in assets and liabilities that provided (required) cash:
Trade receivables	(1,089)	(1,072)
Inventories	87	121
Accounts payable and accrued liabilities	263	9
Related party transactions	—	(37)
Tax benefit on employee stock options	—	11
Deferred revenue on supply agreements	(5)	47
Net investment hedge loss	(14)	(6)
Other Items	(23)	3

Net Cash Required by Operations	(138)	(347)

Cash Flows Provided (Required) by Investing Activities:
Acquisitions and investments	(259)	(60)
Investment proceeds	250	—
Property, plant and equipment purchases	(79)	(101)
Property disposal proceeds	3	63
Loans with related party	—	14

Net Cash Required by Investing Activities	(85)	(84)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(5)	488
Loans from related party	—	(59)
Long-term debt proceeds	253	41
Long-term debt reductions	(74)	(70)
Debt issuance costs	(2)	—
Payments on other financing	(6)	—
Stock option exercises	3	63
Dividend payments	(63)	(62)

Net Cash Provided by Financing Activities	106	401

Net Decrease in Cash and Cash Equivalents	(117)	(30)
Cash and Cash Equivalents at Beginning of Year	428	307

Cash and Cash Equivalents at End of Period	$311	$277

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT and Free Cash Flow: As reflected in Monsanto’s Condensed Statement of Consolidated Operations presented in this release, EBIT is earnings (loss) before cumulative effect of accounting change, interest and income taxes. Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. The presentation of EBIT and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States.

2.	Adjustment for New Accounting Standard No. 143: On Jan. 1, 2003, Monsanto adopted Standard of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Upon adopting this standard, Monsanto recorded a pretax cumulative effect of accounting change of $19 million ($12 million aftertax, or $0.05 per share) effective Jan. 1, 2003. In addition to this noncash charge, property, plant and equipment was increased approximately $10 million, and asset retirement obligations were increased approximately $30 million.

3.	Adjustment for New Accounting Standard No. 142: On Jan. 1, 2002, Monsanto adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only method and eliminated goodwill amortization. As a result of the transitional goodwill impairment test completed in 2002, goodwill was reduced by $2 billion and net deferred tax assets increased by $162 million as a result of the related tax effect. This resulted in a net loss and net reduction of $1.8 billion to shareowners’ equity for the year 2002.

4.	Restructuring: In the second quarter of 2003, Monsanto reversed $1 million of excess restructuring charges taken in prior years. Restructuring items in 2002 were primarily associated with the 2002 plan related to facility rationalizations and work force reductions.

Income (loss) related to these items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

Three and Six
Months Ended
June 30, 2002

Cost of Goods Sold	$(9)
Restructuring Charges — Net	(57)

Total Before Taxes and Cumulative Effect of Accounting Change	(66)
Income Tax Benefit	23

Total Before Cumulative Effect of Accounting Change	$(43)

The pretax loss components of restructuring were as follows:

Three and Six Months Ended
June 30, 2002

Restructuring
Restructuring Charges	$(39)
Write-off of Property, Plant and Equipment	(27)

Total Pretax Restructuring	$(66)

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5.	Reconciliation of EBIT(1) to Income Before Cumulative Effect of Accounting Change:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
Total Monsanto Company and Subsidiaries:	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

EBIT — Seeds and Genomics Segment	$59	$(196)	$154	$(80)
EBIT — Agricultural Productivity Segment	395	426	424	454

EBIT — Total Company	$454	$230	$578	$374
Interest Expense — Net	17	15	34	29
Income Tax Expense	142	68	177	112

Income Before Cumulative Effect of Accounting Change	$295	$147	$367	$233

6.	Reconciliation of Free Cash Flow(1) to Statement of Consolidated Cash Flows:

	Six Months	Six Months
	Ended	Ended
Total Monsanto Company and Subsidiaries:	June 30, 2003	June 30, 2002

Net Cash Required by Operations	$(138)	$(347)
Net Cash Required by Investing Activities	(85)	(84)

Free Cash Flow	$(223)	$(431)

7.	Reconciliation of Projected Free Cash Flow for 2003:

Twelve Months
Ended
Total Monsanto Company and Subsidiaries:	Dec. 31, 2003

Net Cash Provided by Operations	$530-$560
Net Cash Required by Investing Activities	(180)-(160)

Projected Free Cash Flow for 2003	$350-$400

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